Exhibit 10.2

Important Note:
Dear customers, in order to protect your rights and interests, please read the full content of this Agreement carefully before your execution, especially the articles in bold. In case of any doubt, please ask us for explanation in a timely manner. If there are still any doubts or ambiguities, please consult with your lawyers and relevant professionals.

[This English version is for reference only. In case any discrepancy exists between the Chinese and English version, the Chinese version shall prevail]
Facility Agreement
No.: 2023离字第042801号

Credit Grantor: China Merchants Bank Co., Ltd. (“Party A”)

Credit Applicant: BeiGene, Ltd. (百济神州有限公司) (A company incorporated under the laws of the Cayman Islands and listed on the US NASDAQ Global Select Market (stock code: BGNE), the HK Stock Exchange (HK stock code 06160) and the STAR Market of the Shanghai Stock Exchange (A-share code: 688235) with its company number of 247127) (“Party B”)

Upon Party B’s request, Party A agrees to grant Party B the facility through its Offshore Financial Center in accordance with this Agreement. THEREFORE, Party A and Party B through negotiation hereby enter into this Agreement subject to the following terms and conditions and in accordance with applicable laws and regulations. For the avoidance of doubt, if an “×” is marked before an article in this Agreement, such article shall not apply to the transactions hereunder, nor shall such article create or impose any rights or obligations upon any Parties hereto.

Article 1Facility
1.1Party A grants Party B a facility up to USD four hundred million (“Facility”), including (please mark “√” in the box before the applicable option):

Revolving Facility: USD four hundred million;
☒ Term Loan Facility: / (currency) / (amount).

The categories of the credit line under the Facility include, but not limited to, loans, trade financing, notes, letter of guarantee, corporate account overdraft, derivative transactions or combination thereof (the specific type of transactions shall be subject to Article 3.1 hereof).

“Revolving Facility” shall refer to the maximum limit equal to the sum of the principal balance under one or more line of credit as mentioned in the preceding paragraph that are provided by Party A to Party B and are available in a continuous and revolving manner.

“Term Loan Facility” shall refer to each application made by Party B to Party A for the abovementioned line of credit during the Availability Period and the aggregate amount of each line of credit shall not exceed the amount of the Facility approved by Party A. Party B shall not use the Term Loan Facility on a revolving basis. The corresponding amount of each line of credit applied for by Party B shall be counted in the Term Loan Facility, until the Term Loan Facility is used up.

“Trade Financing” shall include but not limited to letter of credit, import/export bill, shipping guarantee, import bill under collection, packing loan, export bill under collection, export negotiation, import/export remittance financing, credit insurance financing, factoring, check guarantee, etc.

1.2During the Availability Period, the specific categories of the line of credit applied by Party B and approved by Party A shall be automatically counted into the Facility under this Agreement.

1.3If Party A conducts factoring business with Party B as payor, the rights of Party A as creditor which arising from assignment by third party of receivables against Party B in such factoring business or creditor's rights based on debt certificates/unconditional payment undertakings issued by Party B shall be counted in the abovementioned Facility; if Party A conducts factoring business with Party B as payee (creditor of the receivables/ creditor under debt certificates or payment undertakings), the factoring facilities provided by Party A with its own funds or funds from other legitimate sources to Party B to purchase such rights of the receivables/ rights under debt certificates or payment undertakings held by Party B in such business shall be counted in the abovementioned Facility.

1.4If Party A, after issuing the letter of credit, entrusts other financial institutions to issue a back-to-back letter of credit to the beneficiary pursuant to its internal requirements, the cost of such issuance and the documentary bill or shipping guarantee under such letter of credit shall be counted in the abovementioned Facility;

While Party B applies for import letter of credit, in case of actual subsequent import bills advance under the same letter of credit, the import letter of credit and the import bills advance shall be counted in the same Facility at different stage. That is, in case of import bills advance, the line restored after external payment of the letter of credit shall be used for such import bills advance, which shall be deemed occupying the same line of the original import letter of credit.

1.5If Party B applies to Party A for the issuance of a letter of guarantee with another third party as the guaranteed person, such transaction shall be counted in the abovementioned Facility. In addition, Party B acknowledges that Party B is the principal obligor for the principal balance of the advance amount and interest, penalty interest, compound interest, liquidated damages and fees for delayed performance arising from Party A's performance of compensation liability under the letter of guarantee.

1.6☒ Party A and Party B have previously entered into a facility agreement No.: / (“Original Facility Agreement”). From the effective date of this Agreement, any outstanding balance of the specific business under the Original Facility Agreement (the balance amount of such specific business shall be subject to Party A’s record and affirmation) shall be incorporated under this Agreement automatically, and shall be directly counted in the Facility hereunder. The facility under the Original Facility Agreement that has not been used by Party B shall be cancelled automatically (if this article is applicable, please mark “√” in the box).

1.7In this Agreement:
“Loan Account” means the account (with the account number OSA ) opened by Party B with Party A for the disbursement and repayment of the loan within the credit line under the Facility (including its substitute account and sub-account from time to time);
“Interest Reserve Account” means the account (with the account number OSA ) opened by Party B with Party A for the purpose of interest reserve for the loan within the credit line under the Facility (including its substitute account and sub-account from time to time);
“Indebtedness” means any indebtedness for or in respect of:

(a)moneys borrowed;
(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any finance lease which would, in accordance with the accounting principles, be treated as a balance sheet liability;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type having the commercial effect of a borrowing;
(g)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Key Products” means, collectively, the following medicines:
(a)百悦泽® (BRUKINSA®, zanubrutinib capsules, zanubrutinib, BTK inhibitor);
(b)百泽安® (tiselizumab injection, tiselizumab, PD-1 monoclonal antibody);
“STAR Market” means the Sci-Tech innovation board (科创板) of the Shanghai Stock Exchange (上海证券交易所);
“Utilisation Request” means one or more applications for utilisation of the Facility, substantially in the form set out in Annex 1 (Application for Utilisation of the Facility);
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;
“HK Stock Exchange” means the Stock Exchange of Hong Kong Limited;
“FDA” means the State Food and Drug Administration of the PRC or its local counterparts;
“Escrow Account Agreement” means an escrow account agreement governed by PRC law entered into between Party A and Party B on or around the date of this Agreement;
“Intellectual Property” means
(a)any patents (including inventions, designs and utility models), trademarks, trade names, copyrights, domain names, trade secrets, know-how and other intellectual property rights and interests, whether registered or unregistered; and
(b)all rights to use such assets of Party B and its Subsidiaries specified in paragraph (a) above and to apply for intellectual property rights in respect of such assets;
“Subsidiary” means, in relation to any company or corporation, a company or corporation:
(a)which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body；
“PRC” means the People's Republic of China, which, for the purpose of this Agreement only, excludes Hong Kong, Macau Special Administrative Region and Taiwan Area.

Article 2Availability Period
The Availability Period shall be 12 months from July 28, 2023 to July 27, 2024. Party B shall apply to Party A for use of the Facility during such period. Any application made by Party B for use of the Facility after the expiry date of the Availability Period shall not be accepted by Party A except otherwise stipulated herein or agreed by both Parties.

Article 3Approval and Utilization of the Facility
3.1Categories and scope of the Facility. The Facility under this Agreement shall be (choose one of the following two, please mark “√” in the box):

3.1.1 Comprehensive facility. The specific line of credit in relation thereto shall be as follows:
     Working capital loan, and shall be used for the daily operations of Party B and its Subsidiaries.

3.1.2 □ Single facility for / , and shall be used for / .

For the avoidance of doubt, at any time during the Availability Period, the total amount of the principal balance of the credit line actually occupied under the abovementioned facility shall not exceed USD four hundred million.

3.2The categories of the Facility hereunder (revolving facility or term loan facility) and the applicable line of credit, amount of Facility corresponding to the specific line of credit, use among different line of credits, and specific use conditions shall all be subject to the Party A’s approval. During the Availability Period, if Party A adjusts its original credit approval based on Party B’s request, the credit approval issued by Party A subsequently shall constitute supplement and amendment to the original credit approval.

3.3Party B shall submit the application for use of the Facility for each single utilisation with materials required by Party A, and Party A shall approve the application for each such utilisation. Party A reserves the right to consider whether or not to approve the Party B’s application based on Party A’s internal management requirements and Party B’s business condition, and reserves the right to refuse Party B’s application without assuming any legal liability to Party B. If this Article is inconsistent with other articles under this Agreement, this Article shall prevail.

3.4When conducting specific line of credit upon the examination and approval of Party A, the specific transaction documents executed by Party A and Party B in respect of such specific line of credit (including, but not limited to, the Utilisation Request and Escrow Account Agreement, and same as below) shall constitute an integral part of this Agreement.

The specific amount, interest rate, term, purpose, expenses and other elements of each loan or other line of credit shall be determined by the specific transaction documents, the transaction vouchers (including but not limited to loan notes) confirmed by Party A and the business records in the system of Party A. Unless otherwise stipulated in the specific transaction documents, the transaction vouchers (including but not limited to loan notes) confirmed by Party A and the business records in the system of Party A, the interest rate hereunder shall be calculated by the simple interest method.

In the event that Party B applies for loans under the Facility, Party B shall, as required by Party A, submit the Utilisation Request and other materials required by Party A. If Party A examines the applications for the utilisation and agrees to grant the loan, the details of such loan shall be stipulated in the corresponding loan notes and business records in the system of Party A. Any contents that have not been stipulated in the loan notes and the business records in the system of Party A shall be subject to the provisions of this Agreement.

The Utilisation Reques, the loan notes and the business records in the system of Party A shall constitute an integral part of this Agreement. In case the Utilisation Request is inconsistent with the loan notes and the business records in the system of Party A, the loan notes and the business records in the system of Party A shall prevail.

3.5The term of each loan or other line of credit within the Facility shall be determined based on the Party B’s business needs and Party A’s internal management regulations, which shall not exceed 12 months. The maturity date of each specific line of credit shall not be later than 6 months after the expiry date of the Availability Period (and if such loan or other line of credit is secured by the standby letter of credit/ letter of guarantee, the maturity date shall be not later than / business days prior to the maturity date of such standby letter of credit/ letter of guarantee).

3.6Party A reserves the right to periodically evaluate Party B’s business and financial condition in each year during the Availability Period, and reserves the right to adjust the Facility according to the evaluation results.

Article 4 Interest and Fees
4.1With respect to each loan, the interest rate applicable to that loan shall be the interest rate stipulated in the Utilisation Request corresponding to that loan. Any contents that have not been stipulated in the Utilisation Request shall be subject to the provisions of this Agreement.

4.1.1Calculation and settlement of interest of the loan. Unless otherwise provided herein, the loan hereunder shall be calculated using the simple interest method. The interest of the loan hereunder shall be calculated on a daily basis from the date when the loan is actually utilized and; ☒ settled on a monthly basis settled on a quarterly basis ☒ settled on a semi-annual basis ☒ settled on a yearly basis ☒ settled on a lump-sum basis at maturity date. When the loan becomes due, the interest shall be paid together with the principal. The conversion method between daily interest rate and annual interest rate shall be determined by reference to the international practices of the relevant currency.

4.1.2For loans settled on a monthly basis, the date of settlement of interest shall be the 20th day of each month; for loans settled on a quarterly basis, the date of settlement of interest shall be the 20th day of the last month of each quarter; for loans settled on a semi-annual basis, the date of settlement of interest shall be the 20th day of June and the 20th day of December of each year; for loans settled on a yearly basis, the date of settlement of interest shall be the 20th day of December of each year. For loans settled on a lump-sum basis at maturity date (i.e., settle the interest along with the principal), the borrower shall settle the interest corresponding to the principal along with the principal where the borrower repays all or part of the principal. Where the maturity date of a loan falls on a PRC holiday, the loan shall be automatically extended to the first working day following the PRC holiday, and the interest shall be calculated according to the actual number of days elapsed.

4.1.3With respect to each loan, its first interest settlement period is from the date when such loan is actually utilized to the first subsequent interest settlement date; the last interest settlement period is from the date following the end of the preceding interest settlement period to the maturity date of such loan; and the rest of the interest settlement periods are from the date following the end of the preceding interest settlement period to the next interest settlement date. However, if choosing to settle the interest accrued in a lump sum at the maturity date of the loan, the interest settlement period is from the date when the loan proceeds is remitted into the Party B's account to the maturity date of such loan.

4.1.4Others. In the event of any significant change in the pricing basis of floating interest rate hereunder, then the effective market rules shall prevail. In case Party A requires Party B to sign supplemental agreement on relevant matters, Party B shall cooperate to the extent reasonably requested by Party A. If Party B fails to cooperate, Party A has the right to send a notice to Party B, requesting Party B to prepay the loan within 15 working days. Party B shall prepay all the loans (and pay all accrued interest thereon and other payable but unpaid amounts) on the date specified in the notice delivered by Party A (i.e., the 15th working day after Party A gives the notice).

4.2Party A shall have the right to adjust the benchmark interest rate and interest rate pricing method on a regularly or irregular basis based on the changes of the relevant national policies, the changes of the domestic and international market and the changes of Party A’s internal credit policies. Such adjustment shall take effect after Party A notifies Party B (the notice method shall include making announcement on the official website of China Merchants Bank Co., Ltd. or at the branch offices of Party A, or sending a notice to any contact address/method specified by Party B under this Agreement). The specific benchmark interest rate, floating percentage and/or basic point of the relevant loans newly drawn by Party B and the loans already drawn by Party B but not repaid before the effectiveness of the notice shall be implemented in accordance with the Party A's notice. If Party B refuses to accept the adjustment, Party B shall be entitled to make prepayment, otherwise it shall be deemed to have agreed to perform in accordance with the notice.

If there is any inconsistency between this Article and other provisions of this Agreement, this Article shall prevail.

4.3The loan management fees for each loan hereunder shall be charged based on the actual utilisation amount of such loan at the annual rate of 0.5% based on the loan term stipulated in the Utilisation Request corresponding to such loan and shall be paid within 5 working days after the utilisation of such loan. For the avoidance of doubt, conversion of the daily fee rate and annual fee rate herein shall make reference to the conversion method between daily interest rate and annual interest rate under Article 4.1.1.

4.4Interest payment: Party B shall make payment of interest on each interest settlement date and Party A may directly deduct the interest payable from any of Party B’s own accounts (including without limitation the Loan Account and the Interest Reserve Account) at China Merchants Bank Co., Ltd. If the last repayment date of the principal of the loan occurs on a day other than the interest settlement date, such repayment date shall be deemed as the last interest settlement date on the loan, on which Party B shall pay off all the interest accrued thereon. If Party B fails to pay the interest on the due date, Party A shall have the right to collect compound interest on the unpaid interest (including default interest) at the interest rate specified in this Agreement.

4.5At the time of repayment of the loan, the principal, the outstanding interest and the loan management fees (if any) shall be made altogether.

4.6In case Party B fails to repay the loan on the due date, default interest shall be calculated on the outstanding loan as per the original interest rate plus 2% per year from the overdue date. The original interest rate refers to the agreed executed interest rate applicable before the date when the loan becomes due (including the early maturity date) (if it is floating interest rate, the rate shall continue to float at the method applicable before the loan becomes due).

Should Party B fail to use the loan for the specific purpose stipulated in this Agreement, default interest shall be calculated on the misappropriation amount as per the original interest rate plus 2% per year from such misappropriation date. The original interest rate refers to the agreed executed interest rate under this Agreement.

In case that the loans are both overdue and not used for the purposes specified in this Agreement, the higher interest rate calculated according to the preceding paragraphs shall be applied.

4.7The loan principal and interest, the other facilities principal and interest, the loan management fees and other relevant expenses to be made by Party B hereunder shall be made free and clear of and without any nature of taxes, levies, fines, duties, expenses and deductions collected by any taxation authorities or other competent authorities, whether present or future, and shall not be used for any offsets, nor shall become target of any counterclaim, limitation or deductions. Where Party B is required to deduct any taxes, levies, fines, duties and expenses according to any laws or regulations, Party B undertakes to bear the above deductions on its own accord, and undertakes to make payment to the competent taxation authorities or other competent authorities in full within the statutory period, and undertakes to increase the amount to be paid to Party A so that the amounts actually received by Party A are equal to the sum which it would have received had no such deductions been made or required to be made. For the avoidance of doubt, the loan principal and interest, other facilities principal and interest, the loan management fees and other relevant expenses to be made by Party B hereunder shall be deemed to have included value-added tax, surtax and any taxes of a similar nature payable by Party A with respect to such amounts in accordance with relevant laws and regulations.

4.8.The specific amount, term, purpose, interest rate and other commercial elements of each loan/utilisation shall be set out in the loan notes (or the business records in the system of Party A). Matters that are not stated therein shall still be subject to this Agreement.

☒ Article 5 Security Clause
5.1All debts owed by Party B to Party A under this Agreement will be secured by a pledge or mortgage over certain properties or joint and several guarantee provided by Party B or a third party. Party B or the third party acting as guarantor/security provider shall separately issue or execute a security/guarantee document as required by Party A, specifically:

5.1.1 / shall act as a joint and several liability guarantor for all debts owed by Party B to Party A under this Agreement and shall issue a maximum irrevocable guarantee or a standby letter of credit or letter of guarantee in the same currency in favor of Party A.

5.1.2 / shall provide a mortgage (pledge) over the properties that are owned by it or can be legally disposed of by it to secure all debts owed by Party B to Party A under this Agreement, and shall separately enter into a security document with Party A.

5.2In the event that the guarantor/security provider fails to execute the security/guarantee documents and duly complete the relevant security perfection formalities in accordance with this Article (including the circumstance where the debtors of the receivables raise any defenses against the receivables prior to the pledge of such receivables), Party A shall be entitled to decline to make the Facility available to Party B.

5.3In case that a mortgagor provides mortgage over real estates to secure all debts owed by Party B to Party A under this Agreement, Party B shall inform Party A immediately upon being aware that the collaterals have been or might be included in a government relocation or expropriation plan, and shall procure the mortgagor to continue providing security for Party B’s debts with the compensations paid by the demolition party in accordance with the mortgage agreement, and timely complete the relevant security perfection formalities, or provide other security measures acceptable to Party A as required by Party A.

If new security or other security measures shall be provided or adopted due to the occurrence of the abovementioned circumstances in relation to any collaterals, the mortgagor shall bear all costs and expenses incurred therefrom, and Party B shall be jointly and severally liable for the payment of such costs and expenses. Party A shall be entitled to deduct such costs and expense from Party B’s account directly.

Article 6Conditions Precedent and Utilization of the Facility
6.1The utilization of a loan or other facility under this Agreement (including each loan or each single transaction in case of a facility to be granted in installments) is subject to Party B satisfying the following conditions precedent, and Party A shall be entitled to refuse to grant a loan or other facility unless Party A has received all documents and other evidence listed in this Article 6.1 in the form and substance satisfactory to Party A, or Party A has waived relevant documents or conditions that have not been obtained or satisfied:

A. Corporate documents of Party B:
(a)Certificate of Incorporation and Certificate of Incorporation on Change of Name (if any);
(b)its up-to-date and valid Memorandum and Articles of Association;
(c)Certificate of Incumbency dated no earlier than one month before the date of this Agreement (or such other period acceptable to Party A);
(d)Certificate of Good Standing dated no earlier than one month before the date of this Agreement (or such other period acceptable to Party A);
(e)Register of Directors and Officers;

B. Board resolutions of Party B:
(a)approving the terms of and the transactions contemplated in this Agreement and the Escrow Account Agreement and resolving to execute this Agreement and the Escrow Account Agreement;
(b)authorising one or more specified persons to execute this Agreement and the Escrow Account Agreement on its behalf;
(c)authorising one or more specified persons to execute and/or deliver, on its behalf, all documents and notices (including the Utilisation Request) required to be executed and/or delivered under or in connection with this Agreement and the Escrow Account Agreement;

C. A certificate of an authorized signatory of Party B certifying that all documents or evidence relating to it provided by Party B under this Article 6 are true and valid;

D. Duly executed this Agreement and the Escrow Account Agreement;

E. Legal opinions:
(a)a legal opinion of 北京市金杜（深圳）律师事务所 addressed to Party A in relation to laws of the PRC;
(b)a legal opinion of Hastings & Co. addressed to Party A in relation to laws of Hong Kong;
(c)a legal opinion of Ogier addressed to Party A in relation to laws of Cayman Islands;

F. Others:
(a)Party B has opened the Loan Account and the Interest Reserve Account;
(b)Evidence that the management fee due and payable by Party B in accordance with this Agreement has been paid (For the avoidance of doubt, this requirement does not apply to the initial utlisation under this Agreement.).

In addition to the satisfaction of the above conditions precedent, in relation to Party B’s each application for the utilization of loans or other facilities, it shall further satisfy the following conditions precedent:

A. Party B has cooperated with Party A’s supervision and inspection (acting reasonably) in accordance with the requirements of this Agreement;

B. Party B's credit standing, profitability and solvency has not declined;

C. On the date of issuance of the Utilisation Request and on the proposed utilization date specified in that Utilisation Request:
(a)Each of the specific warranties made by Party B in Article 9 hereof is true and correct in material respects by reference to the facts and circumstances then existing ;
(b)No event or circumstance has occurred or exists which, in the reasonable judgment of Party A, has material adverse effects;
(c)No default has occurred or is continuing, and no event of default would result from the proposed utilization of the loans or other facility;

D. No later than the scheduled utilisation date set forth in the Utilisation Request, Party B has deposited an amount not less than the amount of interest for such loan payable for two quarters in the Interest Reserve Account of Party B (for the avoidance of doubt, the level of interest reserve required to be satisfied by the loan under this article shall be calculated according to its applicable interest rate as at such scheduled utilisation date (assuming such interest rate is applicable for the next two consecutive quarters));

E. Party A has completed relevant examination and approval procedures in accordance with its internal management rules.

For the avoidance of doubt, the conditions precedent are set for the benefit of Party A only, and Party A shall be entitled to unilaterally adjust the requirements of such conditions precedent.

6.2Upon Party A's confirmation that the conditions precedent set out under Article 6.1 of this Agreement have been satisfied or have been waived by Party A in case of failure to be obtained or satisfied, Party B may submit to Party A a duly completed Utilisation Request for the utilization of a loan or other credit facility. Each Utilisation Request will not be regarded as having been duly completed unless it complies with the following requirements:

A. The proposed utilisation date is a business day within the Availability Period;

B. The interest rate filled in the Utilisation Request complies with the standard as agreed by both Parties;

C. The currency and amount of the utilisation comply with Article 1.1 of this Agreement.

Each Utilisation Request shall be irrevocable once submitted, and only one loan may be requested under each Utilisation Request. Party B shall, upon submission of a Utilisation Request, be obliged to make the withdrawal in accordance with the date, amount and currency indicated in the Utilisation Request and the terms and conditions stipulated in this Agreement.

Article 7Rights and Obligations of Party B
7.1.Party B shall have the following rights:

7.1.1to request Party A to provide loans or other credits within the Facility according to the conditions stated herein;

7.1.2to utilize the Facility according to this Agreement;

7.1.3to request Party A to keep Party B’s information regarding production, operation, properties and accounts confidential, unless otherwise provided herein;

7.1.4to assign the debts to a third party with prior written consent of Party A;

7.2Party B shall undertake the following obligations:

7.2.1Party B shall honestly provide the documents and materials (including but not limited to provide its genuine financial books/statements and annual financial reports, significant decisions on or changes in respect with its production, operation and management, information of the utilization/usage of funds periodically as reasonably required by Party A) reasonably required by Party A, and information about its opening bank, the account numbers and the balance of its deposits and loans, and shall cooperate with Party A’s reasonable investigation, review and examination;

7.2.2Party B shall accept Party A’s supervision on its usage of the credits and its relevant production, operation and financial activities;

7.2.3Party B shall use the loans and/or other credits for the purposes agreed and/or committed in this Agreement and the relevant specific transaction documents;

7.2.4Party B shall repay the principal and interest of the loans, advances and other credit debts in full on the due dates in according with this Agreement and the specific transaction documents;

7.2.5Party B shall obtain written consent from Party A for the transfer of its debts hereunder to a third party in whole or in part;

7.2.6In case of any of the following circumstances, Party B shall notify Party A immediately, and actively cooperate with Party A to take security measures guaranteeing the due repayment of the principal and interest of the loans, advances and other credits hereunder:

7.2.6.1Party B suffers from material financial loss, asset loss or other financial distress;

7.2.6.2Party B provides a loan or guarantee, or provides mortgage (pledge) with its own properties (rights), for the benefits of a third party (except for guarantee or mortgage (pledge) provided by Party B for the ordinary business activities (including, without limitation, relevant project financing and equipment purchase) of Party B or its Subsidiaries), and any of the above circumstances has material adverse effects on its ability to perform the obligations hereunder;;

7.2.6.3Party B has such circumstances as suspension of business, liquidation, taking over, insolvency, cancellation of its registration, revocation or cancellation of its business licence, applying or being applied for bankruptcy or dissolution, or changes in important corporate information, such as corporate name, registered address, place of business, Beneficial Owner, etc., which may affect its normal operation; or changes in the controlling shareholder(s)/actual controller(s) of Party B;

7.2.6.4Party B’s controlling shareholder(s) or other affiliates, or actual controller(s) suffer significant distress in respect of operation or finance, which affects normal operation of Party B, or its legal representatives/principals, directors or key senior executives have been changed or punished/restricted of the personal freedom by the national competent authorities because of illegal, disciplinary and other matters or missing for more than 7 days and any one of the above circumstances may affect normal operation of Party B;

7.2.6.5if a connected transaction occurs between Party B and its controlling shareholder(s) or other affiliated company or actual controller(s) for an amount reaching 10% or more of Party B's net assets (Party B's notification shall cover at least the connected relationship between the parties to the transaction, the transaction subject and nature of the transaction, the amount or corresponding proportion of the transaction, and the pricing policy (including transactions with no consideration amount or only a nominal consideration amount);

7.2.6.6Party B is involved in any litigation or arbitration, or is subject to any criminal or administrative punishments that have material adverse effects on its operation or property position;

7.2.6.7Party B or its actual controller(s) commits a large amount of private usury; or has a bad record in other financial institutions, such as overdue payment or defaulting on interest payments; or Party B's affiliates have a broken internal capital chain and are in debt crisis; or Party B/its Significant Stakeholder(s)/Subsidiaries of Party B are or may be exposed to money laundering, terrorist financing or sanctions compliance risks to Party A; or Party B's projects have been halted or suspended or major investment mistakes have occurred, which may affect its normal operation;

7.2.6.8Other martial events that might materially affect the solvency of Party B or its controlling shareholder(s)/actual controller(s).

7.2.7Party B shall not be slack to manage and recourse its claims for receivables, nor shall dispose of its main existing properties without consideration or in other improper ways.

7.2.8Party B shall obtain Party A’s prior written consent in case of merger (consolidation), spin-off, restructuring, property ownership (equity) transfer, shareholding reform, increase in debt financing and other major events, except that it will not have material adverse effects on its ability to perform its obligations under this Agreement.

☒ 7.2.9 If the receivable is pledged, Party B shall guarantee that the credit balance at any time during the Availability Period shall be less than / % of the balance of the pledged receivables. Otherwise, Party B shall provide additional receivables that are acceptable to Party A for pledge or security deposit (the deposit account number shall be the one automatically generated or recorded by Party A’s system when the deposit is made, the same applies hereinafter), until the balance of the pledged receivable × / % + valid security deposit > credit balance.

☒ 7.2.10 If Party B (or other third party) pledges such as the security deposit, deposit certificate and bills, when the value of the pledges is less than 105% of the balance of the corresponding specific business due to exchange fluctuations, Party B is obligated to provide additional security deposit in corresponding amount or other security according to Party A’s requirements.

In the event that the currency of the credit line is different from the currency of the specific transaction, before the specific transaction is settled, if the amount of the specific transaction converted into the currency of the credit line based on the latest exchange rate published by Party A exceeds the amount converted at the time of actual occurrence of such transaction due to exchange rate fluctuation, which causes the total amount of the specific transactions actually occurred hereunder exceeds the total credit line of the Facility, Party B shall have the obligation to provide additional deposits or other guarantee conditions as required by Party A.

☒ 7.2.11 Party B shall guarantee that the payment from sales under import are remitted to the account designated by Party A; in case of export negotiation, Party B shall transfer the notes and/or documents under the letter of credit to Party A.

☒ 7.2.12 Party B shall ensure that settlement, payment and other income and expenditure activities are mainly carried out in its bank settlement account opened with Party A. Party B's portion of settlement transactions in the designated account during the Availability Period shall be at least no less than the portion of Party B's financing with Party A in its financing with all banks.

7.2.13During the term of this Agreement, Party B shall always maintain its listing status on the HK Stock Exchange and the STAR Market.

7.2.14During the term of this Agreement, Party B shall deposit and always maintain the reserve fund in the Interest Reserve Account with an amount not less than the amount of interest payable for two quarters of the outstanding loan principal at that time. For the avoidance of doubt, Party A shall calculate on each interest settlement date that whether the aforesaid requirement of reserve fund is satisfied on that date. The amount of interest reserve to be satisfied shall be calculated on the basis of the principal amount of the loan outstanding on such interest settlement date and at the applicable interest rate applicable on such interest settlement date (assuming such interest rate is applicable for the next two consecutive quarters). If the amount in the Interest Reserve Account does not satisfy the above requirement, Party B shall make up the deficiency in the Interest Reserve Account within 5 PRC working days in a timely manner; it will not constitute an Event of Default under this Agreement shall the Party B make up the deficiency in the Interest Reserve Account in accordance with the above time limit.

7.2.15During the term of this Agreement, the conditions granted to the lenders under the similar working capital loans of other banks abroad (including Hong Kong, Macau Special Administrative Region and Taiwan Area) (if any) newly disclosed or published by Party B on the HK Stock Exchange, the STAR Market or any other platforms (including, without limitation, any other stock exchange, the official website of the company, public media, etc.) shall be no more favorable than the conditions granted to Party A under this Agreement. For the avoidance of doubt, the foregoing shall not include any existing working capital loan of the same type of Party B (if any) existing prior to the effective date of this Agreement, but shall include any renewal and extension of such existing working capital loan of the same type of Party B (if any).

7.2.16During the term of this Agreement, Party B shall always maintain 100% of the medicine patent rights pertaining to the Key Products owned, directly or indirectly, by Party B.

7.2.17Without prejudice to Article 7.2.16, during the term of this Agreement, Party B shall (and shall ensure that each of its Subsidiaries shall):
(a)use reasonable endeavours to maintain and safeguard the subsistence and validity of its Intellectual Property which is material to and necessary for its business;
(b)use reasonable endeavours to prevent any infringement of the Intellectual Property of third partie in any material respect;
(c)use reasonable endeavours to make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in paragraph (a) in full force and effect and record its interest in that Intellectual Property;
(d)not use or permit the Intellectual Property in paragraph (a) to be used or take or omit to take any step in respect of that Intellectual Property in a way which might have a material adverse effect on its existence or value or prejudice its right to use such property; and
(e)not discontinue the use of the Intellectual Property,

In the case of paragraphs (d) and (e) above, such use, permission to use, taking or omitting to take action or discontinuation of use has or is reasonably likely to have a material adverse effect.

Article 8Rights and Obligations of Party A
8.1Party A shall have the following rights:

8.1.1to demand Party B to repay the principal and interest of the loans, advances ,other credit debts and costs under this Agreement and the specific transaction documents in full on time;

8.1.2to demand Party B to provide the materials in connection with its utilization of the Facility;

8.1.3to obtain information about Party B’s production, operation and financial activities;

8.1.4to supervise Party B’s utilization of the loans and/or other credit for the purpose as agreed in this Agreement and the specific transaction documents; to unilaterally suspend or restrict the corporate e-banking/corporate App/other online functions (including but not limited to closing the e-banking/corporate App/other online functions, presetting the list of the payment recipients/single payment limit/staged payment limit, etc.) and other electronic payment channels of Party B’s accounts directly after the occurrence of any event of default stipulated in the Agreement, restrict sale of settlement vouchers, or restrict counter payment and transfer of Party B's account, and restrict payment and universal withdrawal functions of non-counter channels such as telephone banking and mobile banking;

8.1.5to entrust other branches of China Merchants Bank located at the beneficiary's location to re-open letters of credit to the beneficiary after accepting Party B's application to open letters of credit in accordance with its internal processes;

8.1.6to make deductions from Party B’s own accounts directly or through Party A’s domestic branches for repayment for Party B’s debts due and payable under this Agreement and the specific transaction documents (when the currency of credit debts is not RMB and the debit proceeds are in different currencies , Party A has the right to purchase exchange directly or conduct foreign exchange trading from any of Party B’s own accounts to repay the credit principal, interest and expenses as per the exchange rate published by Party A at the time of deduction);

8.1.7to assign its creditor’s claims against Party B, and notify Party B of such assignment by such means as it thinks appropriate, including but not limited to fax, mail, personal delivery, announcement on public media, etc., and urge Party B to pay the same;

8.1.8to supervise Party B’s account, entrust other institutions of China Merchants Bank than Party A to supervise Party B’s account, and control payment of the loan funds within the loan purpose and payment scope agreed by both parties;

8.1.9if Party A finds that any of the circumstances set out in Article 7.2.6 of this Agreement exist in Party B, Party A shall have the right to require Party B to implement measures to ensure the safe repayment of the principal and interest of the credit debt and all related expenses under this Agreement as required by Party A, and shall also have the right to directly take one or more of the default remedies as stipulated in the Article 11 (Events of Default and Handling) of this Agreement.

☒ 8.1.10 to report to the regulator the invisible local government debts newly increased by Party B;

8.1.11 other rights as stipulated under this Agreement.

8.2 Party A shall undertake the following obligations:

8.2.1 Party A shall offer the loans or other credits to Party B under the Facility upon the conditions set out in this Agreement and the specific transaction documents;

8.2.2 Party A shall keep the information regarding Party B’s assets, finance, production and operation confidential, except otherwise stipulated by laws and regulations or required by the regulatory authorities or providing to Party A’s supervisors or subordinate agencies or external auditors, accountants or lawyers who are under an equivalent duty of confidentiality.

Article 9Party B’s Special Warranties
9.1Party B is an entity duly established, validly existing and in good standing in accordance with the laws of the place of its incorporation and with the statues of a legal entity; the registration and annual report publicity procedures (if applicable) are true, lawful and valid; and Party B has full capacity for civil conducts to execute and perform this Agreement and relevant specific transaction documents.

9.2Party B’s execution and performance of this Agreement and relevant specific transaction documents have been duly authorized by its board of directors or any other competent authorities.

9.3All the documents, materials and certificates provided by Party B in connection with Party B itself are true, accurate, complete and valid in all material respect, and do not contain any material mistakes with reference to the facts, or omit any material facts.

9.4Party B strictly complies with the provisions of the relevant specific transaction documents and all letters and other relevant documents issued in favor of Party A.

9.5At the time of execution of this Agreement, there is no litigation, arbitration or criminal or administrative penalty which has material adverse effects on Party B or its major assets, nor the occurrence of such litigation, arbitration or criminal or administrative penalty is expected during the performance of this Agreement, and Party B shall notify Party A of any occurrence of such litigation, arbitration or criminal or administrative penalty immediately, if any.

9.6Party B shall, in material respects, strictly complies with the laws and regulations of the place of its incorporation, its principal place of business and the RPC in the course of operating activities, conducts business strictly within the business scope stipulated in its Articles of Association or the approved business scope pursuant to laws, and keep the registration of enterprise valid by going through the annual inspection formalities (if applicable).

9.7Party B shall maintains or improves its current operation and management level, uses reasonable endeavours to guarantee that its existing assets remain stable or appreciate in value; it will not waive any claims for the matured liabilities or dispose of its existing major assets for no consideration or in other improper manners.

9.8Party B shall not voluntarily prepay other long-term debts without Party A’s permission, except for those prepayment that will not have material adverse effects on Party B's ability to repay its debts under this Agreement.

☒ 9.9 Party B undertakes to comply with the national supervision requirements on the implicit debts of local governments, and after the signing of this Agreement, it shall not increase any implicit debts of local governments in violation of laws. In this Agreement, the implicit debts of the local government shall mean:

9.9.1 the debt is identified as implicit debt by the financial department, audit department and other regulatory authorities of the State;

9.9.2 although the debt has not been identified as implicit debt by the regulatory authorities, such debt is actually repaid with fiscal funds beyond the statutory government debt limit or is financed by providing credit support (including guarantee and repurchase).

9.10Party B, its Subsidiaries or Significant Stakeholders shall strictly comply with and implement applicable policies and regulations relating to anti-money laundering and sanctions compliance of PRC and other countries, and shall not participate in or assist others to participate in suspected money laundering, terrorist financing, proliferation financing, tax evasion, fraud or other illegal or criminal activities, and shall comply with and implement the anti-money laundering and sanctions compliance rules of Party A in accordance with the requirements of Party A. Upon request by Party A, Party B shall actively cooperate with Party A to conduct appropriate actions and investigations in accordance with relevant regulations relating to anti-money laundering, counter- terrorist financing and anti-tax evasion.

While using the loans hereunder, Party B, its Subsidiaries or Significant Stakeholders shall not violate the Anti-Money Laundering Law of the PRC, and other laws and regulations and Party A’s rules regarding anti-money laundering; shall not violate the relevant laws and regulations regarding anti-money laundering in the place of incorporation, office, place of business, and the place where the business is conducted of Party B, its Subsidiaries or Significant Stakeholders; and shall not violate other applicable anti-money laundering laws and regulations; the sources for the loan fund and repayment funds hereunder shall not have connection with high-risk countries and regions, shall not involve lottery industry and other industries inconsistent with laws and regulations of the PRC, shall not involve money laundering activities, terrorist financing activities and financing proliferation activities, and shall not involve any activities that are sanctioned by the United Nation, the PRC and other applicable governmental or international organizations. If Party A finds or has reason to suspect that the transactions via Party B, its bank account, its Subsidiaries or Significant Stakeholders are abnormal, or are suspected of being involved money laundering, terrorist financing and financing proliferation activities, or any other activities in violation of the said laws and regulations or involving suspected sanction projects, or Party B is unable to provide documents proving the legality and rationality of business and business background in time, Party A reserves the right to immediately take risk control actions such as requiring prepayment of the loans or suspending business relationship, and has the right to freeze the funds according to the applicable laws and regulations.

In order to acknowledge the purpose and utilization of Party B’s loans, and the source and nature of the repayment funds, Party B shall provide documents and materials that can prove the purpose and utilization of the loans, and source and nature of the repayment funds in time according to Party A’s requirements, and ensure that such documents and materials are true, accurate, complete and valid in material respects.

9.11Party B shall not handle bill discount, factoring, pledge, letter of credit, forfeiting and other transactions with Party A by making use of false contracts between Party B and its related parties or claims such as bills and accounts receivable without trade background.

9.12The loans under the Facility shall comply with the requirements of applicable laws and regulations, shall not be used for purchasing negotiable securities, futures and real estate, obtaining of illegal income from mutual lending, investing in production and operation fields prohibited by the state and other purposes other than those provided for in this Agreement and each specific transaction documents.

If the loan is used by Party B directly, Party B shall report the loan payment circumstances to Party A regularly (at least on a monthly basis). Party A has the right to check whether the loan utilization is in accordance with the agreed purpose through account analysis, voucher inspection, on-site investigation, etc.

9.13At the time of execution and performing of this Agreement, Party B shall not have any material events that will affect Party B’s performance of its obligations hereunder.

9.14Party B and its Subsidiaries:
(a)is the legal and beneficial owner of, or has obtained the licence to, its business on normal commercial terms, all the Intellectual Property which is material to its business and which is required by it to carry on its business as it is being conducted;
(b)has used reasonable endeavours to take all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it except where failure to do so would not have or is reasonably likely to have material adverse effects. Party B further represents and warrants to Party A that the foregoing representations and warranties are true and accurate in material respects during the existence of this Agreement in respect of the facts and circumstances existing from time to time.

Article 10Expenses
☒ 10.1 If this Agreement involves accident insurance covered by Party B in favor of Party A as the first beneficiary, the relevant insurance premium shall be paid in the form as below (tick "√" in "□" indicates that this article applies).
Please tick "√" in the "□" to select:
☒ Party A shall bear;
☒ Party A and Party B shall bear the following percentage jointly: Party A     / % and Party B     /    %.

☒ 10.2 Enforcement notarization fees involved in this Agreement (excluding fees for applying for issuing enforcement certificate) shall be paid in the form as follows (tick "√" in "□" indicates that this article applies):
Please tick "√" in the "□" to select:
☒ Party A shall bear;
☒ Party A and Party B shall bear the following percentage jointly: Party A     / % and Party B     / %.

10.3Other matters concerning entrustment of the third party to provide services shall be borne by the entrusting party. If both parties act as entrusting parties, each party shall bear 50% of such expenses.

10.4All the expenses reasonably incurred by Party A in enforcing its claims upon Party B’s failure to pay all the debts due to Party A hereunder when they become due, including without limitation any attorney’s fees, court costs, arbitration fees, travel expenses, announcement expenses, delivery fees, and costs for applying for the issuance of compulsory certificates shall be fully borne by Party B. Party B hereby authorizes Party A to deduct such expenses directly from any account of Party B in China Merchants Bank (including but not limited to the Loan Account and Interest Reserve Account). In case of deficiency, Party B guarantees to make up the same in full on receipt of Party A’s notice, provided that Party A shall provide reasonable proofs.

Article 11Events of Default and Handling
11.1In the event that Party B is involved in any of the following circumstances, default events shall be deemed taking place:

11.1.1Party B violate or does not fulfill the obligations under this Agreement;

11.1.2The special warranties of Party B in connection with this Agreement are untrue and incomplete, or Party B violates or fails to perform the special warranties;

11.1.3Party B fails to withdraw or utilize the loans or other credit facilities according to this Agreement, or fully repay the loan or other principal, interest or fees of other credit facilities in a timely manner in accordance with this Agreement, or fails to use the funds in the collection account as required under this Agreement, or does not accept Party A’s supervision as required under this Agreement, nor make correction immediately according to Party A’s requirements;

11.1.4Party B commits material default under any legal and valid financing contracts signed with other creditors, and fails to resolve within 3 months from the date of such default; or any of its Subsidiaries commits material default under any legal and valid financing contracts signed with China Merchants Bank or other creditors, and fails to resolve within 3 months from the date of such default, and any of the foregoing circumstances may, in the reasonable judgment of Party A, have material adverse effects on the performance of its obligations (regardless of whether Party B has committed any Event of Default hereunder).

The foregoing material default events shall refer to default by Party B or any Subsidiary of Party B which enables the creditors to claim against Party B for more than RMB TEN MILLION.

11.1.5If Party B is a listed company or plans to apply for listing, Party B encounters major obstacles to the listing or applies for listing suspension; Party B is subject to the self-discipline supervision measures issued by the stock exchange such as warning letter, order to make correction and restriction on the transaction of securities accounts for more than three times in total, or is subject to disciplinary punishment or listing termination during the term of the Agreement;

11.1.6When Party B is a supplier of the government procurement entity, such risk information adverse to the credit repayment by Party A, such as delayed payment for three consecutive or aggregate times, or Party B is disqualified as a supplier (on the blacklist of government procurement) or fails to supply in a timely manner, unstable product quality, difficulties in operation, obvious deterioration of financial status (insolvency), or construction suspension occurs, and any of the foregoing circumstances have material adverse effects;

11.1.7Party B's financial indicators fail to continuously comply with the requirements set forth in this Agreement/the specific transaction documents; or any of the conditions precedent to Party A's provision of credit/financing (if any) as set forth in this Agreement/the specific transaction documents fails to continuously be satisfied;

11.1.8If Party B uses connected transactions to infringe or evade the creditor's rights of Party A or other institutions of China Merchants Bank, it shall be deemed as an event of default.

Connected transactions refer to the transfer of resources or obligations between affiliates, irrespective of whether price is collected or not.

11.1.9Party B shall use the loan in the form of "breaking the whole into parts" to avoid the possibility that Party B shall entrust Party A to pay the loan according to the requirements of this Agreement;

11.1.10Party B's business activities may bring anti money laundering or sanctions compliance risks to Party A;

11.1.11The occurrence of any other circumstances to Party B that reasonably expected to impair Party A’s legal rights and interest.

☒ 11.2 In the event that the guarantor is involved in any of the following circumstances, and Party A holds that such circumstances might affect the capability of the guarantor to perform its obligations under the guarantee, and Party B demands the guarantor to eliminate such adverse impact caused thereby, or demands Party B to increase or change the guarantee conditions, but the guarantor or Party B fails to do so, the default events shall be deemed as a breach of contract:

11.2.1 One of the circumstances is any event similar to those described in Article 7.2.6 occurs, or without the consent of Party A in case of circumstances similar to that mentioned in Article 7.2.8;

11.2.2 The guarantor has concealed the information on its capability to undertake the obligations of the guarantee/guarantee documents or has not obtained authorization from competent authority when issuing the standby letter of credit/ irrevocable letter of guarantee;

11.2.3 The guarantor fails to conduct the formalities of the corporate inspection, annual report and/or operation period extension / renewal formalities on time;

11.2.4 The guarantor is slack to manage and recourse its claims for receivables, or dispose the existing major assets without consideration or in other inappropriate manners.

11.2.5 Breach any of its obligations, undertakings or representations under the standby letter of guarantee/irrevocable letter of guarantee/guarantee issued by it.

☒ 11.3 In any of the following events occurs on the part of the mortgagor (or pledgor) which Party A holds that such circumstances might cause the mortgage (or pledge) placed to become invalid or cause the collaterals (pawn) to depreciate in value, and Party A demands the mortgagor (or pledgor) to eliminate such adverse impact caused thereby, or demands Party B to increase or change the guarantee conditions, but the mortgagor (pledgor) or Party B fails to do so, the default events shall be deemed as a breach of contract:

11.3.1The mortgagor (pledgor) does not have the title to the collateral (pawn) or does not have the right to dispose the collateral (pawn), or such title or right is in dispute;

11.3.2The collateral (pawn) registration formalities have not been completed, or the collateral (pawn) has been leased, created habitation, attached, detained, taken over or is subject to any prior co-ownership/statutory priority (including but not limited to priority to payment for project construction, mortgage of movable property price), the priority of retention of title of the seller or the lessor for financing lease have occurred, and/or Party B conceals the occurrence of such events;

11.3.3Without prior written consent of Party A, the mortgagor transfers, leases out, establishes the right of abode , places a second mortgage on the collateral or otherwise disposes the collateral in any other inappropriate way or creates any form of right burden in any improper way, or although the collateral is disposed of with prior written consent from Party A, the proceeds therefrom have not been applied to the repayment of the debts owed by Party B to Party A as required by Party A;

11.3.4The mortgagor does not keep the collateral in safe custody or to maintain and repair the collateral properly, leading to substantial depreciation of the value of the collateral; or the actions of the mortgagor directly jeopardizes the collateral, resulting in reduction in the value of the collateral; or the mortgagor does not cover or renew the insurance for the collateral according to Party A’s requirements during the mortgage period.

11.3.5The collateral has been or might be included in government relocation and expropriation scope, and the mortgagor has not informed Party A immediately, and not fulfilled the relevant obligations according to the mortgage contracts;

11.3.6If the mortgagor provides residual value mortgage guarantee for the business hereunder with its mortgaged property in China Merchants Bank, the mortgagor settles the individual mortgage loans in advance without Party A’s consent before Party B fully discharges the credits hereunder.

11.3.7If the pledgor has pledged the financial products, the source of the subscription fund for the financial products is illegal/compliant.

11.3.8The collateral (pawn) has or may have other events that affect the value of the collateral (pawn) or Party A's mortgage (pledge) right.

11.3.9The mortgagor (or pledgor) violates any obligation, promise or statement in the mortgage contract/pledge contract.

☒ 11.4 If the mortgagor (or pledgor) is exposed to money laundering or sanctions compliance risk, which may impair the interests of Party A, such event of default shall be deemed to have occurred.

☒ 11.5 If the guarantee hereunder contains pledge of the receivable, and the debtor of the receivables involves obvious operation deterioration, transfers the properties/ withdraws the capital to avoid the debts, colludes with the pledgor of the receivable to change the collection route, resulting in failure in remittance of the accounts receivable to the special collection account, loses the business reputation, loses or might lose the performance capacity or has other important events that affect its solvency, Party A reserves the right to demand Party B to provide corresponding guarantee or provide new valid receivable for pledge; failure by Party B to do so shall constitute default events.

11.6Once any of the default events occur, Party A reserves the right to take the following actions respectively or jointly:

11.6.1Party A reduces the Facility hereunder, or stop the utilization of the remaining Facility;

11.6.2Party A requests for early recovery of the principal and interest of the loan granted under the Facility and relevant expenses;

☒ 11.6.3 As to the expenses of acceptance of drafts or opening (including entrusted transfer) of letters of credit or issuance of letter of guarantee or shipping guarantee during the Availability Period, whether Party A has made advances or not, Party A may demand Party B to increase the guarantee amount of the security deposit, or to transfer the deposits in other accounts opened by Party B with Party A to the account for security deposit for the purpose of securing repayment of the advances to be made by Party A in the future under this Agreement, or to escrow the corresponding funds to a third party as a security deposit to facilitate the making of advances to Party B by Party A in the future;

☒ 11.6.4 As to the claims of the outstanding accounts receivable transferred by Party B to Party A under factoring, Party A reserves the right to demand Party B to fulfill the repurchase obligations immediately and take other recovery measures according to the relevant specific transaction documents; as to the claims of the accounts receivable from Party B accepted by Party A under factoring, Party A reserves the right to recover from Party B immediately;

11.6.5Party A may also directly demand Party B to provide other properties acceptable to Party A as new guarantee as case may be. If Party B fails to provide new guarantee according to requirements, Party A may adopt other remedial measures for default as stipulated in this Article 11.6 (e.g. early recovery of the principal and interest of the Facility that have been utilisated and relevant costs within the credit line).

11.6.6Party A may directly or through Party A's domestic branches to freeze / deduct the deposits in Party B's settlement account and / or other accounts to pay off all debts of Party B under this Agreement and each specific business text; stop opening new bank account for Party B and stop handling new credit card of Party B's legal representative or directors;

11.6.7Party A may submit Party B's breach of contract and dishonesty information to credit reference institutions and banking associations, and have the right to share such information among banking institutions or even make it public through appropriate means;

☒ 11.6.8 Party A shall dispose of the collateral and / or recover from the guarantor in accordance with the provisions of the guarantee;

11.6.9For liquidity loans under credit terms, Party A may change the conditions for the payment of loan funds and cancel the use of loans in the form of "direct payment by Party B"；

11.6.10Party A exercises the recourse according to this Agreement.

11.7Any recourse proceeds of Party A shall be used for repayment from the later maturity date to the earlier maturity date. The repayment priority of each credit shall be in the order of expenses, liquidated damages, compound interest, default interest, interest and then principal, until all principals, interest and relevant expenses are discharged.

Party A reserves the right to adjust the abovementioned repayment order unilaterally, except otherwise required by laws and regulations.

Article 12Repayment and Prepayment
Party B shall repay the principal of this Facility, the remaining loan interest, the loan management fee and other payable but unpaid amounts (if any) hereunder in lump sum on the maturity date of each loan. After giving written notice to Party A 7 business days in advance and obtaining consent from Party A, Party B may make prepayment without any prepayment penalty.

When Party B makes prepayment, the interest rate shall be still calculated according to this Agreement, and the payable interest shall be calculated according to the actual term of loan.

Article 13Miscellaneous
13.1During the term of this Agreement, Party A’s any tolerance or grace to Party B’s any default or delay, or delaying to exercise Party A’s due interest or rights hereunder, shall not prejudice, affect or restrict all interest or rights vested to Party A as a creditor under applicable appropriate laws and regulations and this Agreement, nor shall be deemed as Party A’s permission or acknowledgement of any acts in violation of this Agreement, or Party A’s waiver of its right to take actions against any defaults, whether at present or in the future.

13.2Notwithstanding this Agreement becomes invalid at law, or certain provisions become invalid for whatever reasons, Party B shall still continue to fulfill its obligations to repay all the debts owed to Party A hereunder. In case of the aforesaid circumstances, Party A reserves the right to terminate this Agreement, and claims against Party B for all debts hereunder immediately.

In case of changes to the applicable laws and policy requirements, resulting to additional costs for Party A to fulfill its obligations hereunder, Party B shall reimburse Party A with any additional costs according to Party A’s requirements. Party B may prepay the loans if it does not accept Party’s requirements.

13.3Any notices, demands or other documents between Party A and Party B in connection with this Agreement shall be sent in writing (including but not limited to letter, fax, e-mail, China Merchants Bank enterprise’s e-banking/enterprise’s APP and such electronic platforms, SMS or WeChat, etc.).

Party A’s contact address: China Merchants Bank Guangzhou Branch, 5 Huasui Road, Tianhe District, Guangzhou City
E-mail address: ___________ Fax: ___________/____________
Mobile Phone Number of Contact: ___________ Corporate WeChat Account: /

Party B’s contact address: 35th floor, SK Tower, No. 6, Jiangumenmendajie
E-mail address: ___________ Fax: __________/_____________
Mobile Phone Number of Contact: ___________ Corporate WeChat Account: /

Party B confirms that the address and method of delivery of documents are as follows:

13.3.1Party B confirms and agrees that the contact address, email, corporate email, fax number, mobile phone number or WeChat number of Party B kept on China Merchants Bank enterprise’s e-banking/enterprise’s APP and other electronic platforms or set forth herein may be addresses for delivery of notices, requests or other documents in connection with this Agreement.

13.3.2Party B confirms and agrees: notices sent by personal delivery (including but not limited to delivery by lawyer/ notary public, express service) shall be deemed as served when the recipient signs for receiving (if the recipient rejects the notice, the notice shall be deemed as served on the date of rejection or 7 days from the sending date, whichever is earlier); notices sent by mail shall be deemed as served 7 days after they are mailed; notices sent by fax, e-mail, announcement/notice on China Merchants Bank enterprise’s e-banking/enterprise’s APP, SMS or WeChat and other electronic means shall be deemed as served on the date when the notices are sent successfully as displayed in the corresponding system/electronic devices of the Party A. Should Party A inform Party B of transfer of the claims or collect loans from Party B by making announcement on the public media, the notices shall be deemed as served on the date of announcement.

13.3.3If Party B changes the contact address, e-mail, fax number or mobile phone number, Party A shall be informed in writing within 5 business days from the date of change. Otherwise, Party A has the right to serve the notices to the original contact address of Party B or information. Party B shall be solely liable for any possible losses, which shall not affect legal validity of service of notices.

13.3.4The judicial/arbitration documents and notarized documents shall be deemed to have been effectively served when the court/arbitration institution or notary organ, in the manner of service set forth in the Agreement, deliver the judicial/arbitration documents and notarized documents to the address of service set forth in the preceding paragraph (see the preceding paragraph for the specific standards of service).

Party B further agrees that a court may effect service of judicial documents to Party B by electronic means such as China Judicial Process Information Online and National Unified Service Platform; if a court effects electronic service of judicial documents in accordance with the foregoing provisions, the date shown on China Judicial Process Information Online or National Unified Service Platform shall be deemed as the service date.

13.3.5The address and method of delivery stipulated herein shall be applicable to various stages such as the period of performance of this Agreement, the period of dispute resolution, the period of arbitration, the period of court trial (first instance, second instance and retrial) and enforcement.

13.4It is agreed by both parties that Party B shall affix the specimen seal provided to Party A on any business applications under the trade financing business. Both parties shall acknowledge the effect of such seal. Party B may also deliver the business applications to Party A by fax accompanied with the payment password according to the Letter of Undertaking for Authorization and Indemnity of “Certified Fax Instructions” entered into Party A. Both parties acknowledge that any business applications delivered by fax accompanied with the payment password shall have the equal legal force as the business applications delivered in writing.

13.5It is agreed by both parties that when Party B submits the applications for line of credit or business certificate via Party A’s electronic platform (including but not limited to enterprise’s banking/enterprise’s APP), the electronic signature generated by means of digital certificate shall be deemed as the valid signature of Party B, which represents the expression of true intention of Party B. Party A reserves the right to fill out and produce the relevant business vouchers based on the application information received online, and Party B shall acknowledge authenticity, accuracy and legitimacy thereof and be bound by them.

13.6In order to facilitate conducting of the business, Party A may conduct the transactions, and generate, issue or give relevant letters via Party A’s any business outlets in its jurisdictions (including but not limited to application acceptance, material review, release of loans, transaction confirmation, deduction, inquiry, slip printing, collection, withholding and various notices). Any business operation and letters of Party A’s business outlets in its jurisdictions shall be deemed as the acts of Party A, and shall be binding upon Party B.

13.7The annexes hereunder (if any) shall be integral parts of this Agreement, and shall be automatically applicable to the actual corresponding business between both parties.

13.8Party B shall according to Party A’s requirements (please mark “√” in the box before the applicable option):

☒ insure the core assets of Party B, and designates Party A as the first beneficiary;

☒ not sell or mortgage the assets of_____/____ designated by Party A before the settlement of the debts under the facility;
☒ before the settlement of the debts under the facility, restrict the dividends distributed to its shareholders as follows: _____/____.

13.9Party B shall ensure that during the term of this Agreement, its financial indicators shall meet the following requirements:
(a)the ratio of Consolidated Interest-Bearing Liabilities to Ownership Equity shall not exceed 50% at any time;
(b)the ratio of Consolidated Rigid Liabilities and Ownership Equity shall not exceed 50% at any time;
(c)Consolidated Net Assets shall not be less than USD2 billion at any time;
(d)Consolidated Cash Balance shall not be less than USD1.5 billion and Interest-Bearing Debts at any time;
(e)its annual Sales Revenue of Products (excluding Technology Licensing Revenue) shall not be less than RMB10 billion at any time;

Each of the financial indicators set out in paragraphs (a) through (d) above shall be tested quarterly based on Party B's consolidated quarterly financial statements.

The financial indicators set out in paragraph (e) above shall be tested annually based on Party B's annual consolidated financial statements (for the avoidance of doubt, from the issuance of the 2023 annual consolidated financial statements of Party B).

The applicable exchange rates for each of the financial indicators set forth above will be implemented based on the exchange rates published by Party A on the date on which the relevant financial statements are prepared.

The financial statements set forth above shall mean the financial statements prepared in accordance with the generally accepted accounting principles applied in PRC, and Party B shall provide Party A with the relevant financial statements in a timely manner after the relevant financial statements are ready.

In this Article 13.9, the capitalized terms shall have the following meanings:
“Consolidated Interest-Bearing Liabilities” means, at any time, the aggregate interest-bearing liabilities of Party B and its consolidated Subsidiaries;
“Consolidated Rigid Liabilities” means Consolidated Interest-Bearing Liabilities;
“Ownership Equity” means Party B's ownership equity as shown on the relevant financial statements;
“Consolidated Net Assets” means the remaining value of Consolidated Total Assets minus Consolidated Total Liabilities;
“Consolidated Total Assets” means the total assets of Party B as shown on the relevant financial statements;
“Consolidated Total Liabilities” means the total liabilities of Party B as shown on the relevant financial statements;
“Consolidated Cash Balance” means Cash, Cash Equivalents and Short-Term Investments;
“Cash” means, at any time, the cash in hand and the aggregate amount of the cash credited to any account opened with a reputable financial institution in the name of Party B and each of its consolidated Subsidiaries and beneficially owned by it alone, provided (a) that such cash is immediately available; (b) availability of that cash is not contingent on the prior discharge of any other indebtedness of Party B and its consolidated Subsidiaries or of any other person whatsoever or on the satisfaction of any other conditions (for the purpose of calculating cash from any loan proceeds, excluding the conditions of discharge of such loan and the withdrawn conditions under such loan); and (c) there is no security over that cash;
“Cash Equivalents” means, other than Short-Term Investments, short-term and highly liquid investments readily convertible to known amounts of Cash and subject to minor risk of change in value held by Party B and its consolidated Subsidiaries at any time;
“Short-Term Investments” means, at any time, any short term investments (excluding equity investments) which are readily convertible into cash by Party B and its consolidated Subsidiaries without incurring any significant premium or penalty;
“Interest-bearing Debts” means Consolidated Interest-Bearing Liabilities;
“Sales Revenue of Products” means revenue acquired by Party B and its consolidated Subsidiaries from product sales;
“Technology Licensing Revenue” means revenue acquired by Party B and its consolidated Subsidiaries from technology licensing;

If Party B breaches the financial indicators set forth in this Article 13.9, Party A has the right to take risk control measures including but not limited to suspension of withdrawal, adjusting the repayment schedule and requiring prepayment, as well as directly take one or more remedial measures against the default as stipulated in “Events of Default and Handling” under this Agreement.

13.10Upon mutual consensus, Party A and Party B may amend and cancel this Agreement by a written instrument. Before such written instrument is reached, this Agreement shall remain in force. Neither party shall amend, modify or cancel this Agreement unilaterally without consensus.

The written supplementary agreement between Party A and Party B in connection with any matters not mentioned hereunder or any changes hereto upon mutual consensus, and any Specific Contract entered into under this Agreement shall be integral parts of this Agreement.

13.11If a party has the ability to directly or indirectly control, jointly control or exercise significant influence over, the other party in making corporate financial and operation decisions, such party shall be referred to as affiliates for the purpose of this Agreement; if two or more parties are controlled by the same party, such parties shall also be referred to as affiliates, subject to Party A's determination.

“Significant Stakeholders” referred to herein shall mean Party B's legal representative, principal, director, authorized signatory, actual controller, Beneficial Owner, important investor that has control over Party B or participates in the business operations of Party B, important investee controlled by Party B, controlled entity and others, subject to Party A's determination.

“Beneficial Owner” referred to herein shall mean the natural person(s) identified as “beneficial owner” of a non-natural-person entity in accordance with the Notice of the People's Bank of China on Strengthening the Client Identification for Anti-money Laundering and the Notice of the People's Bank of China on Issues Concerning More Effectively Conducting Identification of Beneficial Owners.

13.12This agreement shall be executed in Chinese.

13.13Others: /

Article 14Governing Law and Dispute Resolution
14.1The execution, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan). The rights and interest of Party A and Party B shall be protected by the laws of the People’s Republic of China.

14.2Any disputes between Party A and Party B in connection with the performance of this Agreement shall be settled by both parties through negotiation. If negotiation fails, either party shall (alternative, please mark “√” in the box before the applicable option):

14.2.1☒ File a lawsuit to the competent people’s court;

14.2.2☒ File a lawsuit to the competent people’s court located at the place where this Agreement was signed, the place where this Agreement was signed is: _____/_____

14.2.3 Submit the disputes to Shenzhen Court of International Arbitration (please fill out the name of the specific arbitration institution) for arbitration. The arbitration shall be conducted in Shenzhen, PRC.

14.3After Party A and Party B have completed the formalities of notarization for the enforcement potency of this Agreement and the respective specific transaction documents, Party A may directly apply to the people’s court with competent jurisdiction for enforcement in order to recourse any debts due owed by Party B under this Agreement and the respective specific transaction documents.

Article 15Effectiveness of the Agreement
This Agreement shall become effective upon affixing of the contract seal of Party A, and execution by the authorized signatory of Party B. This Agreement shall remain effective until the expiry date of the term of facility or the date on which all the debts and other relevant expenses owed to Party A by Party B hereunder are discharged in full (whichever is the later).

Article 16Miscellaneous
This Agreement shall be made in four originals, with Party A and Party B each holding two original, all of which shall have the same legal effect.

Statement of Party B:
The both parties have fully negotiated all terms and conditions of this Agreement. Party B has paid attention to the articles in material interest with Party B such as the article that exempt or reduce Party A’s liabilities, and Party A has made corresponding explanation to the said articles according to Party B’s requirements. Party B has fully and accurately understood these articles. The contractual parties fully have the same understanding on the terms and conditions of this Agreement.

(The remainder of this page is intentionally left blank)

Annex 1 Application for Utilisation of the Facility

No.:______________________

To: China Merchants Bank Co., Ltd. (“Party A”)

To whom it may concern:

Whereas Party A has entered into a facility agreement (No. 2023离字第042801号) (“Agreement”) with BeiGene, Ltd. (百济神州有限公司) (company number of 247127) (“Party B”);

Unless otherwise defined in this Application or the context otherwise requires, terms used in this Application have the same meaning given to them in the Agreement.

Party B:

(a)Irrevocably notifies Party A that on (“Proposed Utilisation Date”), it intends to draw [currency and amount] from the credit line under the Agreement to be used and the maturity date for this utilisation shall be ;

(b)Confirms that the interest rate applicable to this utilisation shall be determined as the following option (A/B/C/D):

A.The months/ days (period interest rate, subject to the pricing benchmark applicable to the specific business) of the same currency as the loan shall be taken as the benchmark interest rate □ plus/ □ minus basic points (BPs), and the margin applicable to this utilisation shall remain unchanged within the term of the Agreement. The pricing benchmark interest rate shall be determined as follows for the interest accrual date: the first interest rate determination date being □ the actual disbursement date of the loan/□ the other date being , and the pricing benchmark shall be adjusted subsequently according to the following (a/b) method, and interest shall be calculated in installments:
a.Floating period of months/ days thereafter, and the benchmark interest rate applicable during each floating period shall be determined in accordance with paragraph (c) below. The first interest rate determination date shall be the interest rate determination date for the first floating period, and the first day of each subsequent floating period shall be the interest rate determination date for such floating period.
b.There is no adjustment for the entire financing term.
If the applicable benchmark interest rate is negative during an interest period, the benchmark interest rate for such interest accrual date during the interest period shall be 0. The pricing benchmark applicable for the aforesaid agreed interest rate determination day shall be determined in accordance with paragraph (c) below.
B.The applicable interest rate for each interest accrual date (being each calendar day during the term of the loan) during the interest period shall apply (the overnight interest rate, depending on the pricing basis applicable to the specific business) as the benchmark interest rate □ plus/□ minus basic points (BPs), and the margin applicable to this utilisation shall remain unchanged during the term of the Agreement. Subsequently, Party A shall determine the interest rate for each interest accrual date based on the pricing benchmark applicable for such interest accrual date and the aforesaid interest margin. Interest accrual date shall be determined as follows: the first interest rate determination date being the date on which the loan is actually made, and subsequent interest rate determination dates being each interest accrual date after the first interest rate determination date. If the applicable pricing benchmark for an interest accrual date is negative, the benchmark interest rate for such interest accrual date shall be 0. The pricing benchmark applicable for the aforesaid agreed interest rate determination date shall be determined in accordance with paragraph (c) below.

C.The interest rate applicable to this utilisation shall be determined by a fixed interest rate of / % per annum, which shall remain unchanged during the term of the Agreement.
D.Others: / .

Confirms that for the interest rate is determined by option A/B under paragraph (b), the pricing basis applicable on the rate determination date (day T, if the rate determination date is not a working day, the nearest working day before it shall be day T) shall be the interest rate value on the T- working days corresponding to the interest rate pricing basis for the currency of loan under the Agreement as displayed on the screen of the financial telecommunication terminal of . The working day mentioned above means a working day in the locality of the administrative institution of the pricing basis for the currency of loan.

(c)Has provided to Party A the information on the utilisation of the loan which has been drawn down and the purpose and use of the loan;

(d)Confirms that all the conditions precedent in the Agreement with respect to this utilisation have been satisfied;

(e)Confirms that it will fully perform and comply with all its warranties, covenants and undertakings given by it in accordance with the terms of the Agreement;

(f)Authorizes Party A to disburse all such utilisation into our Loan Account opened with Party A;

(g)Confirms that the representations and warranties set out in the Agreement remain true and accurate notwithstanding the facts and circumstances existing as of this date and on the Proposed Utilisation Date;

(h)Confirms that no event or circumstance has occurred or exists which has material adverse effects; and confirms that no event or circumstance will occur or exist which has material adverse effects on the Proposed Utilisation Date; and

(i)Confirms that no event of default or potential event of default which has not been duly waived or remedied; and confirms that no event of default or potential event of default which has not been duly waived or remedied will occur on the Proposed Utilisation Date.

Party B: BeiGene, Ltd. (百济神州有限公司)

Authorized Signatory:

Date:

(Signature Page of the Facility Agreement No. 2023离字第042801号)

Party A: China Merchants Bank Co., Ltd. (Special Seal for Contract)

招商银行股份有限公司（离岸业务合同专用章）
Date of Signature: 07/28/2023

Party B: BeiGene, Ltd. (百济神州有限公司)
Authorized Signatory (Signature):

/s/ John V. Oyler
Date of Signature: 06/22/2023
Place of Signature: China